EXHIBIT 1.1

UNDERWRITING AGREEMENT

April 12, 2011

Vista Gold Corp.
Suite 5 – 7961 Shaffer Parkway
Littleton, Colorado
USA  80127

Attention:            Mr. Frederick H. Earnest, President and Chief Operating Officer

Dear Sirs:

GMP Securities L.P. (“GMP”) and Wellington West Capital Markets Inc. (each, an “Underwriter” and, collectively, the “Underwriters”) hereby severally, in respect of the percentages set forth in Section 7.1 of this Agreement, and not jointly, offer to purchase from Vista Gold Corp. (the “Corporation”) upon and subject to the terms hereof, an aggregate of 9,000,000 common shares of the Corporation (the “Base Shares”) at a price of Cdn$3.30 per Share (the “Offering Price”).

The Underwriters shall be granted an option (the “Over-allotment Option”) exercisable on or before 30 days after the Closing Date (as hereinafter defined) entitling the Underwriters to purchase up to 1,350,000 additional common shares of the Corporation (each such share in respect of which the Over-allotment Option is exercised, an “Additional Share” and, such shares together with the Base Shares, the “Shares”) at the Offering Price. The offering of the Shares by the Corporation described in this underwriting agreement (this “Agreement”) is hereinafter referred to as the “Offering”.

The Corporation intends to use the net proceeds of the Offering as described in the Canadian Prospectus Supplement and the U.S. Prospectus Supplement, including (i) to advance the Mt. Todd gold project in Australia, (ii) to advance the Guadalupe de los Reyes gold-silver project in Mexico, (iii) to complete the current permitting process at the Concordia gold project in Mexico, and (iv) for corporate administration, and to use any remaining net proceeds of the Offering, including the net proceeds from the exercise of the Over-Allotment Option, if any, and the Compensation Options, for acquisitions, and further development of acquired mineral properties, working capital requirements and/or for other general corporate purposes.

The Underwriters and the Corporation acknowledge that the schedules hereto form part of this Agreement.

In consideration of the Underwriters’ services to be rendered in connection with the Offering, the Corporation shall pay to GMP, for and on behalf of the Underwriters, a cash commission (the “Underwriters’ Commission”) in an amount equal to 5% of the gross proceeds received by the Corporation from the Offering.

In addition, the Corporation will grant the Underwriters an option (the “Compensation Option”) to purchase an aggregate number of common shares (the “Compensation Option Shares”) of the Corporation equal to 5% of the number of the Shares for the Offering Price per Compensation Option Share.  The Compensation Option shall be exercisable from time to time for a period of 24 months following the Closing Date.

The Offering shall take place in the Qualifying Jurisdictions (as hereinafter defined).  The Offering may also take place in such other jurisdictions as may be agreed upon by the Corporation and the Underwriters.

The additional terms and conditions of this Agreement are set forth below.

1.0	DEFINITIONS

1.1    In this Agreement, including any schedules forming a part of this Agreement:

(a)
“Acts” means the Securities Acts (including for greater certainty, the U.S. Securities Act) or equivalent securities regulatory legislation of the Qualifying Jurisdictions and “Act” means the Securities Act or equivalent securities regulatory legislation of a specified Qualifying Jurisdiction;

(b)
“Applicable Securities Laws” means, in respect of the Offering, collectively the Acts and Regulations having application and the rules, policies, notices and orders issued by the applicable Regulatory Authorities having application;

(c)	“Beneficiaries” has the meaning given to that term in Section 10.4;

(d)	“Bringdown Comfort Letter” has the meaning given to that term in Section 5.1(n)(ii) hereto;

(e)	“Canadian Base Prospectus” means the short form base shelf prospectus of the Corporation dated April 27, 2009 filed with the Commissions, including all documents incorporated therein by reference;

(f)	“Canadian Prospectus” means collectively the Canadian Base Prospectus and the Canadian Prospectus Supplement;

(g)
“Canadian Prospectus Supplement” means the prospectus supplement of the Corporation to be filed with the Commissions, which, together with the Canadian Base Prospectus, will qualify the distribution of the Shares in each of the Canadian provinces and territories (except the Province of Quebec), including the documents incorporated by reference therein;

(h)	“Claim” has the meaning given to that term in Section 10.1;

(i)
“Closing”, “Closing Date” and “Time of Closing” have the meanings given to those terms in Section 9.0 and “Option Closing”, “Option Closing Date” and “Time of Option Closing” have the meanings given to those terms in Section 3.2;

(j)	“Closing Materials” has the meaning given to that term in Section 5.1(n)(vii) hereto;

(k)	“Comfort Letter” has the meaning given to that term in Section 5.1(n)(i) hereto;

(l)
“Commissions” means the securities regulatory bodies (other than stock exchanges) of all the provinces and territories of Canada (except the Province of Quebec) and “Commission” means the securities regulatory body of a specified province or territory (other than the Province of Quebec);

(m)	“common shares” means the class of shares of the Corporation designated as common shares without par value;

(n)	“Compensation Option” has the meaning given to that term on page 1 of this Agreement;

(o)	“Compensation Option Shares” has the meaning given to that term on page 1 of this Agreement;

(p)	“Continuous Disclosure Materials” has the meaning given to that term in Section 4.1(e) hereto;

(q)	“Corporation’s Financial Statements” has the meaning given to that term in Section 4.1(x) hereto;

(r)	“distribution” (or “distribute” as derived therefrom) has the meaning given to that term in the Securities Act (British Columbia);

(s)
“Effective Date” means each date and time that any part of the Registration Statement or any post-effective amendment or amendments thereto became or becomes effective pursuant to the U.S. Securities Act and the rules and regulations thereunder;

(t)	“Environmental Laws” has the meaning given to that term in Section 4.1(jj) hereto;

(u)	“Exchanges” means, together, the TSX and the NYSE Amex;

(v)	“Execution Time” means the date and time that this Agreement is executed and delivered by the parties hereto;

(w)	“FormS-3” means Form S-3 as promulgated under the U.S. Securities Act;

(x)	“Free Writing Prospectus” means a free writing prospectus, as defined in Rule 405 under the U.S. Securities Act;

(y)	“Indemnified Parties” has the meaning given to that term in Section 10.1 hereto;

(z)
“Initial Sale Time” means the time of first contract of sale of any of the Shares; provided that the Initial Sale Time shall not precede the filing of the Canadian Prospectus Supplement and the U.S. Prospectus Supplement with the Commissions and the SEC, respectively;

(aa)	“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the U.S. Securities Act;

(bb)	“Legal Opinions” has the meaning given to that term in Section 5.1(n)(iii) hereto;

(cc)	“Material Contracts” has the meaning given to that term in Section 4.1(ff) hereto;

(dd)	“NYSE Amex” means NYSE Amex LLC;

(ee)	“Officers’ Certificate” has the meaning given to that term in Section 5.1(n)(v) hereto;

(ff)	“Permitted Free Writing Prospectus” has the meaning given to that term in Section 4.4;

(gg)	“Principals” has the meaning given to that term in Section 4.1(z)(i) hereto;

(hh)	“Prospectus” means, collectively, the Canadian Prospectus and the U.S. Prospectus;

(ii)
“Qualifying Jurisdictions” means all Canadian provinces and territories (except the Province of Quebec) and the United States, being those jurisdictions in which the Shares will be offered or sold pursuant to the Offering, and “Qualifying Jurisdiction” means any one of them;

(jj)
“Registration Statement” means, collectively, the various parts of the registration statement of the Corporation filed on Form S-3 (File No. 333-158633), including all exhibits thereto and the documents incorporated by reference in the prospectus contained in the registration statement at the time such part of the registration statement became effective on its Effective Date, each as amended at the time such part of the registration statement became effective on its Effective Date and including any post effective amendment thereto and information deemed to be part of the Registration Statement at the time of effectiveness pursuant to Rule 430B under the U.S. Securities Act;

(kk)	“Regulations” means the securities rules or regulations proclaimed under the Acts and “Regulation” means the securities rules or regulations proclaimed under a specified Act;

(ll)	“Regulatory Authorities” means collectively the Commissions, the SEC and the Exchanges;

(mm)	“SEC” means the United States Securities and Exchange Commission;

(nn)	“Shareholders” has the meaning given to that term in Section 4.1(z)(i);

(oo)	“Subsidiaries” means the Subsidiaries of the Corporation identified as such in Schedule “A” hereto;

(pp)	“Supplementary Material” has the meaning given to that term in Section 2.2(b) hereto;

(qq)	“trade” has the meaning given to that term in the Securities Act (British Columbia);

(rr)	“TSX” means the Toronto Stock Exchange;

(ss)	“Underwriters’ Commission” has the meaning given to that term on page 1 of this Agreement;

(tt)	“Underwriters’ Expenses” has the meaning given to that term in Section 6.2;

(uu)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(vv)
“U.S. Base Prospectus” means the base shelf prospectus of the Corporation dated April 27, 2009, in the form in which it has most recently been filed, or transmitted for filing, under the Registration Statement with the SEC on or prior to the Execution Time (including the documents incorporated by reference therein);

(ww)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(xx)	“U.S. Prospectus” means the U.S. Base Prospectus together with the U.S. Prospectus Supplement;

(yy)
“U.S. Prospectus Supplement” means the prospectus supplement to the U.S. Base Prospectus relating to the Shares that is first filed with the SEC pursuant to Rule 424(b)(2) under the U.S. Securities Act; and

(zz)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

All references to dollar figures in this Agreement are to Canadian dollars.

2.0	NATURE OF THE TRANSACTION

2.1    This offer is conditional upon, among other things, the Corporation filing the Canadian Prospectus Supplement with the Commissions and the U.S. Prospectus Supplement with the SEC on or before 5:30 a.m. (Vancouver time) on April 12, 2011.

2.2    Upon completion of the Offering, the Corporation agrees to pay to the Underwriters the Underwriters’ Commission and grant the Compensation Option.  The Underwriters’ Commission is payable at the Time of Closing in consideration of the services to be rendered by the Underwriters in connection with the Offering, which services shall include:

(a)	acting as underwriters of the Corporation to purchase the Shares;

(b)
assisting in the preparation of the Canadian Prospectus Supplement and the U.S. Prospectus Supplement, together with any documents supplemental thereto (collectively, the “Supplementary Material”) required to be filed under the Applicable Securities Laws, and performing administrative work in connection with these matters;

(c)	distributing the Shares to the public both directly and through other registered dealers and brokers; and

(d)	all other services arising out of this Agreement.

2.3    The distribution of the Shares, the Over-allotment Option, the Compensation Option and the Compensation Option Shares shall be qualified by the Canadian Prospectus under Canadian Applicable Securities Laws and the Shares, the Over-allotment Option, the Compensation Option and the Compensation Option Shares shall be registered by the U.S. Prospectus under United States Applicable Securities Laws.  Shares may also be distributed in such other jurisdictions as the Corporation and the Underwriters may agree, provided the distribution of Shares in such other jurisdictions is completed in accordance with the applicable laws of such other jurisdictions.

2.4    The Base Shares shall be listed on or before the Time of Closing on the Exchanges and any Additional Shares shall be listed on the Exchanges on or before the Time of Option Closing.

2.5    The Corporation agrees that the Underwriters will be permitted to appoint other registered dealers (or other dealers duly licensed in their respective jurisdictions) as their agents to assist in the Offering and that the Underwriters may determine the remuneration payable to such other dealers appointed by them.  Such remuneration shall be payable by the Underwriters.  The Underwriters shall use their commercially reasonable efforts to ensure that such other dealers, if any, comply with the terms of this Agreement as applicable to the Underwriters.

2.6    Each Underwriter covenants, represents and warrants to the Corporation that it will comply with the rules and policies of the Exchanges and with the Applicable Securities Laws or other applicable securities laws and regulations in any other jurisdiction in which it acts as underwriter of the Corporation in connection with the Offering.

2.7    The obligations of the Underwriters under this Section 2.0 are several and not joint or joint and several.  No Underwriter will be liable for any act, omission, default or conduct by any other Underwriter or any registered dealer appointed by any other Underwriter.

3.0	OVER-ALLOTMENT OPTION

3.1    The Corporation hereby grants to the Underwriters the Over-allotment Option to purchase severally and not jointly and to offer for sale to the public pursuant hereto the Additional Shares upon the terms and conditions set forth herein.  The Over-allotment Option shall be non-assignable and shall be exercisable, in whole or in part, at any time on or before 30 days after the Closing Date by the Underwriters giving notice to the Corporation by such date, specifying the number of Additional Shares to be purchased.  The Additional Shares will be qualified under the Canadian Prospectus and registered under the U.S. Prospectus.

3.2    The closing date on which the Additional Shares will be delivered by the Corporation and paid for by the Underwriters (the “Option Closing”) shall, unless otherwise agreed upon between the Underwriters and the Corporation, be the date (the "Option Closing Date") that is two business days after delivery of a notice pursuant to Section 3.1 and the time of such time as may be agreed to by the Corporation and the Underwriters (the “Time of Option Closing”).

3.3    Following receipt of notice delivered in accordance with Section 3.1, the Corporation shall issue and deliver to the Underwriters on the Option Closing Date, at the Offering Price (subject to Section 9.6), the number of Additional Shares specified in such notice.

4.0	REPRESENTATIONS AND WARRANTIES

4.1    The Corporation represents and warrants to the Underwriters, and acknowledges that the Underwriters are relying upon such representations and warranties in entering into this Agreement, that:

(a)	the Corporation and each of the Subsidiaries is a valid and subsisting corporation under the laws of the jurisdiction in which it was incorporated, continued or amalgamated;

(b)
the Corporation meets the requirements for use of Form S-3 and has filed the Registration Statement with the SEC; the Registration Statement and any post-effective amendment thereto, in each case including the U.S. Base Prospectus, each in the form heretofore delivered to the Underwriters, including exhibits to the Registration Statement and any documents incorporated by reference in the U.S. Base Prospectus contained therein, became effective under the U.S. Securities Act in such form; and no other document with respect to the Registration Statement or documents incorporated by reference therein has heretofore been filed or transmitted for filing with the SEC and no other document incorporated by reference in the U.S. Base Prospectus contained therein has heretofore been filed with the SEC, except for any documents filed with the SEC subsequent to the date of such effectiveness in the form heretofore delivered to the Underwriters;

(c)
the Corporation has prepared and filed the Canadian Base Prospectus in respect of $200,000,000 aggregate principal amount of securities including common shares with the British Columbia Securities Commission (the “Reviewing Authority”) and with the other Commissions (i) pursuant to the procedures for prospectus review in multiple jurisdictions provided for under National Policy 11-202 – Process for Prospectus Reviews in Multiple Jurisdictions and Multilateral Instrument 11-102 – Passport System (collectively, the “Prospectus Review Procedures”), and the Reviewing Authority is acting as principal regulator, and (ii) in accordance with the Applicable Securities Laws for the Qualifying Jurisdictions and National Instrument 44-101 – Short Form Prospectus Distributions and Companion Policy 44-101CP and National Instrument 44-102 - Shelf Distributions and Companion Policy 44-102CP (collectively, the “Shelf Procedures”). The Reviewing Authority has issued a receipt under the Prospectus Review Procedures for the Canadian Base Prospectus.  The Corporation is qualified to file a short form prospectus that is a base shelf prospectus pursuant to the Shelf Procedures with the Commissions;

(d)
no stop order suspending the effectiveness of the Registration Statement has been issued and, to the Corporation's knowledge, no proceeding for that purpose has been initiated or threatened by the SEC;

(e)
each of the documents published or filed by the Corporation with the Regulatory Authorities since December 31, 2009 (the “Continuous Disclosure Materials”) contained no untrue statement of a material fact as at the date of its filing nor did it omit to state a material fact which, as at the date of its filing, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made and was prepared in accordance with and complied with Applicable Securities Laws;

(f)
each of the documents incorporated by reference in the Registration Statement and the U.S. Prospectus, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to all applicable requirements of the U.S. Exchange Act and the rules and regulations of the SEC thereunder; and any further documents so filed and incorporated by reference in the U.S. Base Prospectus and the U.S. Prospectus or any amendment or supplement thereto, when such documents are filed with the SEC, will conform in all material respects to the requirements of the U.S. Exchange Act and the rules and regulations of the SEC thereunder;

(g)
on the Effective Date, the Registration Statement conformed, and on the date the U.S. Prospectus Supplement will first be filed in accordance with Rule 424(b) and at the Time of Closing the U.S. Prospectus will conform, in all material respects with the U.S. Securities Act and the rules and regulations of the SEC thereunder; the Registration Statement, as of the Effective Date and at the Execution Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the U.S. Prospectus will not, as of the filing date of the U.S. Prospectus Supplement (including as of the Initial Sale Time) and as of the Time of Closing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Corporation by or on behalf of any Underwriter through GMP specifically for inclusion in the Registration Statement or the U.S. Prospectus;

(h)
at the earliest time after the filing of the Registration Statement that the Corporation or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the U.S. Securities Act) of the Shares, the Corporation was not and is not an “ineligible issuer” (as defined in Rule 405 under the U.S. Securities Act);

(i)
each Free Writing Prospectus, if any, does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified;

(j)
the Corporation’s direct or indirect percentage ownership of the shares of the Subsidiaries is correctly disclosed in the Prospectus, and, except as disclosed in the Prospectus, all such shares are legally and beneficially owned by the Corporation or, in the case of shares held through Subsidiaries, by such Subsidiaries, free and clear of all material liens, charges and encumbrances of any kind whatsoever (other than security interests granted relating to the previously issued 10% senior secured notes of the Corporation due on March 4, 2011, which were repaid in full as of March 7, 2011 and which are in the process of being discharged);

(k)
the Corporation is a reporting issuer or the equivalent in all of the provinces and territories of Canada and the Corporation is not in default of any of the requirements of the Applicable Securities Laws of such jurisdictions;

(l)	the common shares are listed for trading on the Exchanges and the Corporation is not in default of any of the listing requirements of the Exchanges applicable to the Corporation;

(m)
the authorized capital of the Corporation consists of an unlimited number of common shares, of which 62,019,494 common shares were issued and outstanding as of the date hereof as fully paid and non-assessable shares in the capital of the Corporation;

(n)
except as disclosed in the Prospectus or pursuant to this Agreement, there are no, nor will there be immediately prior to the Time of Closing, outstanding options, agreements or rights of any kind whatsoever to acquire any common shares;

(o)
upon their issuance, the Shares will be validly issued and outstanding as fully paid and non-assessable common shares registered in the names of the Underwriters or as directed by the Underwriters, as the case may be, or a permitted transferee thereof, and in each case free and clear of all voting restrictions, resale or trade restrictions (except control person restrictions) and liens, charges or encumbrances of any kind whatsoever;

(p)
the Shares will on their date of issue be qualified investments under the Income Tax Act (Canada) and the regulations thereunder, as in effect on the date hereof, for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, tax-free savings accounts and registered education savings plans, within the meaning of the Income Tax Act (Canada);

(q)
all of the material transactions of the Corporation and each of the Subsidiaries have been promptly and properly recorded or filed in or with their respective books or records and their respective minute books contain, in all material respects, all of their material transactions, all records of the meetings and proceedings of their directors, shareholders and other committees, if any, since their respective incorporations;

(r)
the Corporation and each Subsidiary has the corporate power and capacity to own the assets owned by it and to carry on the business carried on by it, and the Corporation and each of the Subsidiaries hold all licences and permits that are required for carrying on their respective businesses in the manner in which such businesses have been carried on and is duly qualified to carry on business in all jurisdictions in which it carries on business;

(s)
the Corporation and each of the Subsidiaries have good title to their respective material assets as disclosed in the Prospectuses, free and clear of all material liens, charges and encumbrances of any kind whatsoever save and except as disclosed in the Prospectuses;

(t)
all material interests in natural resource properties and surface rights for exploration and exploitation, as applicable, overlying those properties of the Corporation or the Subsidiaries are completely and accurately described in the Prospectuses and, except as set out in the Prospectuses, are owned or held by the Corporation or such Subsidiaries as owner thereof with good title; are in good standing; and are valid and enforceable and free and clear of any liens, charges or encumbrances; and no royalty is payable in respect of any of them, and, except as set out in the Prospectuses, no other material property rights are necessary for the conduct of the Corporation’s or the Subsidiaries’ businesses as they are currently being conducted, and there are no material restrictions on the ability of the Corporation or the Subsidiaries to use or otherwise exploit any such property rights, and the Corporation does not know of any claim or basis for a claim that may adversely affect such rights in any material respects;

(u)
the information set forth in the Continuous Disclosure Materials and as will be set out in the Prospectuses relating to estimates of mineral reserves and mineral resources has been reviewed and verified by the Corporation and, in all cases, the mineral reserve and mineral resource estimates have been prepared in accordance with Canadian industry standards set forth in National Instrument 43-101 – Standards of Disclosure for Mineral Projects and the method of estimating the mineral reserves and mineral resources are in accordance with accepted estimation practices and mineral reserves and mineral resources have been verified by mining experience and the information upon which the estimates of reserves and resources were based, was, at the time of delivery thereof, complete and accurate in all material respects and there have been no material changes to such information since the date of delivery or preparation thereof;

(v)
except as set out in the Prospectuses, the Corporation and each of the Subsidiaries are in compliance in all material respects with all material terms and provisions of all contracts, agreements, indentures, leases, policies, instruments and licences that are material to the conduct of their respective businesses and all such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and in full force and effect, and no breach or default by the Corporation or the Subsidiaries or event which, with notice or lapse or both, could constitute a material breach or material default by the Corporation or the Subsidiaries, exists with respect thereto;

(w)
the Corporation and each of the Subsidiaries maintain insurance against loss of, or damage to, their material assets (other than with respect to mineral property title) including property and casualty insurance for its exploration and development operations; and all of the policies in respect of such insurance are in amounts and on terms that in the view of the Corporation’s management are reasonable for operations such as these, and are in good standing in all respects and not in default in any respect;

(x)
the consolidated audited financial statements of the Corporation as at and for its fiscal years ended December 31, 2010 and December 31, 2009 (the “Corporation’s Annual Financial Statements”) which are incorporated by reference in the Prospectuses, are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of the Corporation on a consolidated basis as at and for the periods then ended and the Corporation’s Annual Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis and have been reconciled to U.S. generally accepted accounting principles in accordance with the U.S. Exchange Act, the U.S. Securities Act and the SEC’s rules, regulations and guidelines;

(y)
Corporation’s auditors are independent within the meaning of the Applicable Securities Laws and are independent public accountants as required by the U.S. Securities Act, the U.S. Exchange Act and the rules of the Public Company Accounting Oversight Board;

(z)	the books and records of the Corporation and each of the Subsidiaries disclose all of their material financial transactions and such transactions have been fairly and accurately recorded; and

(i)
neither the Corporation nor any of the Subsidiaries is indebted to any of its directors or officers (collectively, the “Principals”), other than on account of directors fees or expenses accrued but not paid, or to any of its shareholders (the “Shareholders”);

(ii)	none of the Principals or Shareholders is indebted or under obligation to the Corporation or to any of the Subsidiaries, on any account whatsoever; and

(iii)	the Corporation has not guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation whatsoever other than of a Subsidiary;

(aa)
there are no material liabilities of the Corporation on a consolidated basis, whether direct, indirect, absolute, contingent or otherwise, which are not disclosed or reflected in the Corporation’s Annual Financial Statements, except those incurred in the ordinary course of businesses since December 31, 2010;

(bb)
except as set out in the Prospectuses, since December 31, 2010, and excluding expenditures in the ordinary course of business, there has not been any adverse material change of any kind whatsoever in the financial position or condition of the Corporation or of any of the Subsidiaries or any damage, loss or other change of any kind whatsoever in circumstances materially affecting their respective businesses or assets, taken as a whole, or the right or capacity of any of them to carry on their respective businesses, such businesses having been carried on in the ordinary course;

(cc)
the Corporation and each of its Subsidiaries maintain and have maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements, prior to December 31, 2010, in accordance with Canadian generally accepted accounting principles and thereafter in accordance with International Financial Reporting Standards and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Corporation’s and its Subsidiaries’ internal control over financial reporting is effective, and the Corporation and its Subsidiaries are not aware of any material weakness or unremediated significant deficiencies in their internal controls over financial reporting;

(dd)
the Corporation has established “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the U.S. Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a -15(f) under the U.S. Exchange Act); such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to the Corporation, including its consolidated Subsidiaries, is made known to the Corporation’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; and the Corporation has taken all necessary actions to ensure that, upon and at all times after the filing of the Registration Statement and the Prospectuses, the Corporation and the Subsidiaries and their respective officers and directors, in their capacities as such, will be in compliance in all material respects with Applicable Securities Laws in connection therewith;

(ee)
the directors, officers and key employees of the Corporation and their compensation arrangements with the Corporation, whether as directors, officers or employees of, or as independent contractors or consultants to, the Corporation are as disclosed in the Prospectuses and, except as disclosed therein, there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting the Corporation, except as disclosed in the Prospectuses;

(ff)
all contracts and agreements material to the Corporation other than those entered into in the ordinary course of its business as presently conducted and taken as a whole (collectively, the “Material Contracts”) have been disclosed in the Prospectuses;

(gg)
all tax returns, reports, elections, remittances and payments of the Corporation, and the Subsidiaries, required by law to have been filed or made, have been filed or made (as the case may be) and are true, complete and correct and all taxes owing by the Corporation and all material amounts of taxes owing by the Corporation, on a consolidated basis, have been paid or accrued in the Corporation’s Annual Financial Statements;

(hh)
the Corporation and the Subsidiaries have filed all tax returns that are required to be filed and has paid all applicable taxes required to be paid by them, have made adequate provision for taxes payable for all fiscal periods subsequent to December 31, 2009 and the Corporation is not aware of any material contingent tax liability of the Corporation or of the Subsidiaries, taken as a whole, not adequately reflected in the Corporation’s Annual Financial Statements;

(ii)
except as disclosed in the Prospectuses, there are no material actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding or pending, or threatened against or affecting the Corporation, or the Subsidiaries, their respective directors, officers or promoters, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and there is no basis therefor;

(jj)
neither the Corporation nor any of the Subsidiaries has been in material violation of, in connection with the ownership, use, maintenance or operation of its property and assets, any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, in this section, “environmental laws”). Without limiting the generality of the foregoing:

(i)
the Corporation and each of the Subsidiaries has occupied its properties and has received, handled, used, stored, treated, shipped and disposed of all pollutants, contaminants, hazardous or toxic materials, controlled or dangerous substances or wastes in compliance with all applicable environmental laws and has received all permits, licenses or other approvals required of them under applicable environmental laws to conduct their respective businesses; and

(ii)
there are no orders, rulings or directives issued against the Corporation or any of the Subsidiaries, and there are no orders, rulings or directives pending or threatened against the Corporation or any of the Subsidiaries under or pursuant to any environmental laws requiring any work, repairs, construction or capital expenditures with respect to any property or assets of the Corporation or any of the Subsidiaries;

(kk)
no notice with respect to any of the matters referred to in the immediately preceding paragraph, including any alleged violations by the Corporation or any of the Subsidiaries with respect thereto has been received by the Corporation or any of the Subsidiaries, and no writ, injunction, order or judgement is outstanding, and no legal proceeding under or pursuant to any environmental laws or relating to the ownership, use, maintenance or operation of the property and assets of the Corporation or any of the Subsidiaries is in progress, pending or threatened, which could reasonably be expected to have a material adverse effect on the Corporation or the Subsidiaries, taken as a whole, and to the best of the Corporation’s knowledge, there are no grounds or conditions which exist, on or under any property now or previously owned, operated or leased by the Corporation or any of the Subsidiaries, on which any such legal proceeding might be commenced with any reasonable likelihood of success or with the passage of time, or the giving of notice or both, would give rise;

(ll)
the Corporation, the Subsidiaries and their respective directors, officers and promoters are not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever where non-compliance would have a material adverse effect on the Corporation;

(mm)
the Corporation has good and sufficient right and authority to enter into this Agreement and to complete its transactions contemplated under this Agreement on the terms and conditions set forth herein;

(nn)
the execution and delivery of this Agreement, the performance of the Corporation’s obligations under this Agreement and the completion of its transactions contemplated under this Agreement will not conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute a default under, the constating documents of the Corporation or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which the Corporation or any of the Subsidiaries is a party or by which they are bound, or any judgment or order of any kind whatsoever of any Court or administrative body of any kind whatsoever by which any of them is bound;

(oo)
there is no franchise, contract or other document of a character required to be described in the Registration Statement, the Canadian Prospectus or the U.S. Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements in the Canadian Prospectus Supplement and the U.S. Prospectus Supplement under the headings “Underwriting” (in the case of the U.S. Prospectus Supplement) “Plan of Distribution” (in the case of the Canadian Prospectus Supplement), “Summary”, “Use of Proceeds” and “Description of Common Shares” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings;

(pp)
the Prospectuses, including any and all amendments thereto and together with all of the information incorporated by reference therein, constitutes full, true and plain disclosure of all material facts relating to the Corporation and the securities to be issued pursuant to the Offering, contains no misrepresentation and complies with Applicable Securities Laws;

(qq)
the Corporation is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds as described in the Prospectuses under the heading “Use of Proceeds”, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder;

(rr)
the Corporation has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under Applicable Securities Laws, the U.S. Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Corporation to facilitate the sale or resale of the Shares;

(ss)
neither the Corporation nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Corporation’s knowledge, any agent or representative of the Corporation or of any of its Subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Corporation and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

4.2    The representations and warranties of the Corporation contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and they shall survive the completion of the transactions contemplated under this Agreement.

4.3    Each of the Underwriters severally (and not jointly or jointly and severally) represents and warrants to the Corporation, and acknowledges that the Corporation is relying upon such representations and warranties in entering into this Agreement, that:

(a)	the Underwriter is a valid and subsisting limited partnership or corporation under the laws of the jurisdiction in which it was formed, incorporated, continued or amalgamated;

(b)
the Underwriter is, and will remain so until the completion of the Offering, appropriately registered in each jurisdiction in which it offers the Shares under Applicable Securities Laws so as to permit it to lawfully fulfil its obligations hereunder, including in the case of any Underwriter or an affiliate thereof that participates in the Offering of the Shares in the United States registration as a broker-dealer with the SEC and membership and good standing with the Financial Industry Regulatory Authority, Inc. (unless otherwise exempt from such requirements), and the Underwriter is, and will remain so until the completion of the Offering;

(c)	the Underwriter will sell the Shares in accordance with Applicable Securities Laws and the laws of any other jurisdictions in which the Shares are sold under the Offering; and

(d)	the Underwriter has good and sufficient right and authority to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein.

4.4    Unless the Corporation and the Underwriters otherwise agree in writing, neither the Corporation nor any Underwriter has made and none of them will make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus.  Any such Free Writing Prospectus consented to by the Underwriters and the Corporation is hereinafter referred to as a “Permitted Free Writing Prospectus”.  The Corporation agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 under the U.S. Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping.

4.5    The representations and warranties of each of the Underwriters contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and shall survive the completion of the transactions contemplated under this Agreement.

5.0	ADDITIONAL COVENANTS

5.1    The Corporation covenants and agrees with the Underwriters that it shall:

(a)
file with the Exchanges all required documents and pay all required filing fees, and do all things required by the rules and policies of the Exchanges, in order to obtain the requisite acceptance of the Exchanges for the Offering prior to the Closing Date;

(b)	file the Canadian Prospectus Supplement and the U.S. Prospectus Supplement with the Commissions and the SEC, respectively, no later than 5:30 a.m. (Vancouver time) on April 12, 2011;

(c)
with respect to the filing of the Canadian Prospectus Supplement and the U.S. Prospectus Supplement, as contemplated herein, fulfil all legal requirements required to be fulfilled by the Corporation in connection therewith, in each case in form and substance satisfactory to the Underwriters as evidenced by the Underwriters’ execution of the certificates attached thereto;

(d)
prior to the filing of the Canadian Prospectus Supplement and the U.S. Prospectus Supplement, allow the Underwriters to review the Canadian Prospectus Supplement and the U.S. Prospectus Supplement and conduct all due diligence which the Underwriters may reasonably require in order to fulfil their obligations as statutory underwriters and in order to enable them to execute, acting prudently and responsibly, any certificates required to be executed by the Underwriters in such documents, including, without limitation, all corporate and operating records, financial information (including budgets), copies of the financial statements to be incorporated by reference in the Prospectuses and access to key officers of the Corporation;

(e)
during the period prior to the completion of the Offering and at any time when a prospectus relating to the Shares is required to be delivered under the U.S. Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the U.S. Securities Act or Applicable Securities Laws in Canada), promptly notify the Underwriters in writing of any material change (actual or proposed) in the business, affairs, operations, assets or liabilities (contingent or otherwise) or capital of the Corporation, taken as a whole, or of any change which (x) is, or may be of such a nature as to render the Registration Statement or the Prospectuses or any other part of the documents incorporated by reference therein misleading or untrue in any material respect or would result in any of such documents containing a misrepresentation or which would result in any of such documents not complying with any of the Applicable Securities Laws or which would reasonably be expected to have a significant effect on the market price or value of the Shares, or (y) results in it being necessary to amend the Registration Statement or to amend or supplement the Prospectuses in order that such documents will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the case of the Registration Statement, not misleading, and in the case of the Prospectuses, in light of the circumstances under which such statements are made, not misleading, or makes it necessary to amend or supplement the Registration Statement or the Prospectuses to comply with the requirements of any Applicable Securities Laws, and:

(i)
the Corporation shall, within any applicable time limitation, comply with all filing and other requirements under Applicable Securities Laws, and with the rules of the Exchanges, applicable to the Corporation as a result of any such change;

(ii)
however, notwithstanding the foregoing, the Corporation shall not file any Supplementary Material or any other filings required pursuant to this Section 5.1(e) without first obtaining the approval of the Underwriters as to the form and content thereof, which approval shall not be unreasonably withheld and shall be provided on a timely basis;

and, in addition to the foregoing, the Corporation shall, in good faith, discuss with the Underwriters any change in circumstances (actual or proposed) which is of such a nature that there is or ought to be consideration given by the Corporation as to whether notice in writing of such change need be given to the Underwriters pursuant to this subparagraph;

(f)
No later than the due date for the Corporation’s next quarterly report on Form 10-Q under the U.S. Exchange Act (as such date may be extended pursuant to and in compliance with Rule 12b-25 of the U.S. Exchange Act), the Corporation will make generally available to its security holders and to the Underwriters an earnings statement or statements of the Corporation and its subsidiaries which will satisfy the provisions of Section 11(a) of, and Rule 158 under, the U.S. Securities Act;

(g)
deliver to the Underwriters duly executed copies of any Supplementary Material required to be filed by the Corporation in accordance with Section 5.1(d) above and, if any financial or accounting information is contained in any of the Supplementary Material, additional Comfort Letters to those required by Section 5.1(m) below;

(h)
from time to time and without charge to the Underwriters, deliver to the Underwriters as many copies of the Canadian Prospectus and the U.S. Prospectus and any amendments thereto, and the Registration Statement (including the U.S. Base Prospectus) and any amendments thereto, including copies of all exhibits and documents filed therewith, as the Underwriters may reasonably request, and such delivery will constitute the Corporation’s consent to the Underwriters’ use of such documents in connection with the Offering;

(i)
by the act of having delivered each of the Canadian Prospectus and the U.S. Prospectus and any amendments thereto to the Underwriters, have represented and warranted to the Underwriters that all material information and statements (except information and statements relating solely to the Underwriters and provided by them in writing expressly for inclusion in the Canadian Prospectus or the U.S. Prospectus) contained in such documents, at the respective dates of initial delivery thereof, comply with the Applicable Securities Laws of the Qualifying Jurisdictions and are true and correct in all material respects, and that such documents, at such dates, contain no misrepresentation and together constitute full, true and plain disclosure of all material facts relating to the Corporation as required by the Applicable Securities Laws of the Qualifying Jurisdictions;

(j)
prior to the Time of Closing, fulfil to the satisfaction of the Underwriters all legal requirements (including, without limitation, compliance with Applicable Securities Laws) to be fulfilled by the Corporation to enable the Shares to be distributed free of trade restrictions in the Qualifying Jurisdictions, subject only to the requirements of Applicable Securities Laws;

(k)	use its commercially reasonable efforts to maintain its status as a “reporting issuer” or the equivalent not in default in each of the Qualifying Jurisdictions for a period of three years;

(l)	use its commercially reasonable efforts to maintain its listing of its common shares on the Exchanges for a period of three years;

(m)	prior to the Closing Date, allot and reserve for issuance the Shares;

(n)	deliver to the Underwriters and their legal counsel, as applicable:

(i)
at the time of execution of the Canadian Prospectus Supplement by the Underwriters, a comfort letter (the “Comfort Letter”) from the Corporation’s auditors addressed to the Underwriters and dated as of the date of the Canadian Prospectus Supplement, in form and content acceptable to the Underwriters, acting reasonably, relating to the verification of the financial information and accounting data contained in the Prospectuses, and to such other matters as the Underwriters may reasonably require;

(ii)
at the Time of Closing, the Underwriters shall have received a comfort letter (the “Bringdown Comfort Letter”) from the Corporation’s auditors addressed to the Underwriters and dated the Closing Date, in form and substance satisfactory to the Underwriters, acting reasonably, bringing the information contained in the Comfort Letter forward to the Time of Closing;

(iii)
at the Time of Closing, such legal opinions (the “Legal Opinions”) of the Corporation’s various legal counsel addressed to the Underwriters and their legal counsel and dated as of the Closing Date, in form and content acceptable to the Underwriters, acting reasonably, relating to the Registration Statement, the Prospectuses (together with any supplement thereto), the trade and distribution of the Shares without restriction, and to such other matters as the Underwriters may reasonably require;

(iv)
at the Time of Closing, a 10b-5 negative assurance letter of the Corporation’s U.S. legal counsel (the “10b-5 Letter”), addressed to the Underwriters and their legal counsel and dated as of the Closing Date, in form and content acceptable to the Underwriters, acting reasonably;

(v)
at the Time of Closing, a certificate (the “Officers’ Certificate”) of the Corporation by its President and Chief Operating Officer and Chief Financial Officer, addressed to the Underwriters and their legal counsel and dated as of the Closing Date, in form and content acceptable to the Underwriters, acting reasonably, relating to the content of the Prospectuses, ownership of the Corporation’s material mineral properties and surface rights overlying such properties, the representations and warranties given in this Agreement, to the trade and distribution of the Shares and to such other matters as the Underwriters may reasonably require, including without limitation, with respect to the resolutions of the board of the Corporation relating to the Offering and the incumbency and specimen signatures of signing officers;

(vi)
at the Time of Closing, title opinions with respect to the Corporation’s Mt. Todd Project in Australia and the Concordia Project and Guadalupe de los Reyes Project in Mexico, in form and content acceptable to the Underwriters, acting reasonably; and

(vii)
at the Time of Closing, such other materials (the “Closing Materials”) as the Underwriters may reasonably require and as are customary in a transaction of this nature, and the Closing Materials will be addressed to the Underwriters and to such parties as may be reasonably directed by the Underwriters and will be dated as of the Closing Date or such other date as the Underwriters may reasonably require;

(o)
from and including the date of this Agreement through to and including the Time of Closing, do all such acts and things necessary to ensure that all of the representations and warranties of the Corporation contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement remain materially true and correct and not do any such act or thing that would render any representation or warranty of the Corporation contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement materially untrue or incorrect;

(p)
during the period commencing on the date of this Agreement and ending on the date which is 90 days following the Closing Date, not directly or indirectly, issue, sell, agree or offer to issue or sell or otherwise lend, transfer, or otherwise dispose of any common shares or securities exchangeable, convertible, or exercisable into common shares, or enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of common shares, whether any such transaction is settled by delivery of common shares or other securities, in cash or otherwise, or announce an intention to do any of the foregoing, without the prior written consent of the Underwriters, such consent not to be unreasonably withheld, except in conjunction with (i) the grant or exercise of stock options and other similar issuances pursuant to the share incentive plan of the Company and other share compensation arrangements; (ii) warrants or other currently outstanding instruments or contractual commitment on the date hereof; and (iii) the issuance of securities in connection with arm’s length property acquisitions in the normal course of business in the aggregate amount of not more than 10% of the number of currently outstanding common shares;

(q)
file all reports required to be filed by it with the Commissions under Applicable Securities Laws, and with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the U.S. Exchange Act for so long as the delivery of a prospectus is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the U.S. Securities Act) in connection with the offering or sale of the Shares, and during such same period will advise the Underwriters, promptly after it receives notice thereof, of the issuance by a Commission or the SEC of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares, of the suspension of the qualification of such Shares for offering or sale in any of the Qualifying Jurisdictions, of the initiation or threat, to the knowledge of the Corporation, of any proceeding for any such purpose, or of any request by a Commission or the SEC for the amending or supplementing of the Registration Statement or the Prospectuses or for additional information relating to the Shares; and the Corporation will use its commercially reasonable efforts to prevent the issuance of any such stop order or any such order preventing or suspending the use of any prospectus relating to the Shares or the suspension of any such qualification and, in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any prospectus relating to the Shares or suspending any such qualification, to use its commercially reasonable efforts to obtain the withdrawal of such order as soon as possible; and

(r)
arrange, if necessary, for the qualification of the Shares for sale under the laws of the Qualifying Jurisdictions, including any state of the United States, and will maintain such qualifications in effect so long as required for the distribution of the Shares provided that in no event shall the Corporation be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

5.2    Each of the Underwriters severally (and not jointly or jointly and severally) covenants and agrees with the Corporation that it shall:

(a)	fulfil all legal requirements (including, without limitation, compliance with Applicable Securities Laws) to be fulfilled by it in connection with the Offering in the Qualifying Jurisdictions;

(b)
upon being satisfied, acting reasonably, that the Canadian Prospectus Supplement is in a form satisfactory for filing with the Commissions, execute the Canadian Prospectus Supplement presented to the Underwriters for execution, and the Underwriters will use their commercially reasonable efforts to assist the Corporation in obtaining the requisite approvals of the Regulatory Authorities in connection with the preparation and filing of such document; and

(c)	execute all such other documents and materials as may reasonably be required and as are customary in a transaction of this nature.

6.0	UNDERWRITERS’ COMMISSIONS AND EXPENSES

6.1    In consideration of the services to be rendered by the Underwriters to the Corporation under this Agreement, the Corporation agrees to pay to the Underwriters the Underwriters’ Commission and grant the Compensation Option at the times and in the manner specified in this Agreement,.

6.2    The Corporation shall reimburse the Underwriters for any and all fees and disbursements of the Underwriters’ legal counsel and all out-of-pocket expenses of the Underwriters (the “Underwriters’ Expenses”), provided however that the aggregate legal fees incurred by the Underwriters to be reimbursed or paid by the Corporation shall not exceed Cdn$165,000, excluding taxes and disbursements.  All other expenses of or incidental to the creation, issue, delivery and marketing of the Offering shall also be borne by the Corporation, including, without limitation, printing costs, filing fees, cost of the Corporation’s legal and accounting advisors, cost of the certificates and fees of the transfer agent and registrar. In the event that the Offering is terminated, other than by reason of default of the Underwriters, the Corporation shall reimburse the Underwriters for any and all Underwriters’ Expenses.

6.3    Except as specifically otherwise provided in this Agreement, the Corporation shall be entitled to and shall act on any notice, waiver, extension or other communication given by or on behalf of the Underwriters by GMP and the Underwriters agree that GMP has the authority to bind the Underwriters with respect to all such matters covered by this Agreement insofar as such matters relate to the Underwriters, other than with respect to any consent to a settlement pursuant to Section 10.0, which consent shall be given by the Indemnified Party, a notice of termination pursuant to Section 11.0, which notice may be given by any of the Underwriters exercising such right, or any waiver of any condition set forth in Section 8.0 hereof, which waiver shall be binding upon an Underwriter only if such waiver is in writing and signed by the Underwriter exercising such waiver.

7.0	UNDERWRITING PERCENTAGES

7.1    The obligations of the Underwriters hereunder, including the obligation to purchase Base Shares and if the Over-allotment Option is exercised, any obligation to purchase Additional Shares shall be several, and not joint, and shall be limited to the percentages of the aggregate percentage of Base Shares and Additional Shares set out opposite the name of the Underwriters below:

GMP Securities L.P.	50%
Wellington West Capital Markets Inc.	50%
100%

7.2    In the event that any Underwriter shall fail to purchase its applicable percentage of the Base Shares or Additional Shares, if applicable, at the Closing Time, the others shall have the right, but shall not be obligated, to purchase all of the percentage of the Base Shares and Additional Shares, if applicable, which would otherwise have been purchased by that one of the Underwriters which is in default; the Underwriters exercising such right shall purchase such Base Shares and Additional Shares, if applicable, pro rata to their respective percentages aforesaid or in such other proportions as they may otherwise agree.  In the event that such right is not exercised, the others which are not in default shall be relieved of all obligations to the Corporation arising from such default and with respect to the Offering and shall be entitled to terminate their obligations under this Agreement.  Nothing in this section shall oblige the Corporation to sell to the Underwriters less than all of the Shares or relieve from liability to the Corporation any Underwriter which shall be so in default.

8.0	CONDITIONS PRECEDENT

8.1    The following are conditions to the obligations of the Underwriters to complete the transactions contemplated in this Agreement, which conditions may be waived in writing in whole or in part in accordance with Section 6.3 hereof:

(a)
all actions required to be taken by or on behalf of the Corporation, including without limitation the passing of all requisite resolutions of directors of the Corporation approving the transaction contemplated hereunder, will have been taken so as to approve the Registration Statement and the Prospectuses, to obtain the requisite approval of the Exchanges to the Offering and to validly offer, sell and distribute the Shares and grant the Over-allotment Option;

(b)
the Corporation will have made all necessary filings with, and obtained all necessary approvals, consents and acceptances of, the Regulatory Authorities for the Registration Statement and the Prospectuses to permit the Corporation to complete its obligations hereunder;

(c)
the Corporation will have, within the required time set out hereunder, delivered or caused the delivery of the required Comfort Letter, Bringdown Comfort Letter, Legal Opinions, 10b-5 Letter, Officers’ Certificate and other Closing Materials as the Underwriters may reasonably require in form and substance satisfactory to the Underwriters and their counsel, acting reasonably;

(d)
no order ceasing or suspending trading in any securities of the Corporation, or ceasing or suspending trading by the directors, officers or promoters of the Corporation, or any one of them, or prohibiting the trade or distribution of any of the securities referred to herein will have been issued and no proceedings for such purpose will be pending or threatened;

(e)
as of the Time of Closing, there shall be: no reports or information that in accordance with the requirements of Regulatory Authorities must be made publicly available in connection with the sale of the Shares that have not been made publicly available as required; no contracts, documents or other materials required to be filed with Regulatory Authorities in connection with the Registration Statement or the Prospectuses that have not been filed as required and delivered to the Underwriters; no contracts, documents or other materials required to be described or referred to in the Registration Statement or the Prospectuses that are not described or referred to as required and delivered to the Underwriters;

(f)
the Underwriters shall have received at the Time of Closing a letter from the transfer agent of the Corporation dated the Closing Date and signed by an authorized officer of such transfer agent confirming the issued capital of the Corporation;

(g)	the Underwriters not having exercised any rights of termination set forth in this Agreement;

(h)
the Underwriters having received at the Time of Closing such further certificates, opinions of counsel (including opinions and 10b-5 letters from the Underwriters’ U.S. counsel) and other documentation from the Corporation as the Underwriters or their counsel may reasonably require and as are customary in a transaction of this nature;

(i)
there shall not have occurred between December 31, 2010 and the Time of Closing, any adverse material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation and each of the Subsidiaries on a consolidated basis;

(j)
the due diligence conducted by the Underwriters shall not have revealed any adverse material change or material fact in respect of the Corporation not generally known to the public which should have been previously disclosed;

(k)
the Corporation will have, as of the Time of Closing, complied with all of its covenants and agreements contained in this Agreement, including without limitation, all requirements for approval for the listing of the Shares on the Exchanges; and

(l)
the representations and warranties of the Corporation contained in this Agreement will be materially true and correct as of the Time of Closing as if such representations and warranties had been made as of the Time of Closing.

9.0	CLOSING

9.1    The closing of the sale of Base Shares contemplated under this Agreement (the “Closing”) and Option Closing  shall be completed at the offices of Borden Ladner Gervais LLP, Suite 1200, Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V7X 1T2, Canadian legal counsel to the Corporation.

9.2    The Corporation and the Underwriters shall cause the Closing to occur on April 20, 2011 or such other date as may be agreed by the Corporation and the Underwriters (the “Closing Date”) at such time as may be agreed to by the Corporation and the Underwriters (the “Time of Closing”).

9.3    If the Overallotment Option is exercised the Corporation and the Underwriters shall cause the Closing to occur Option Closing Date at such time as may be agreed to by the Corporation and the Underwriters (the “Time of Option Closing”).

9.4    If the Option Closing Date is not the Closing Date, then, Sections 4.1, 4.2, 4.5, 5.1 and 8.1 shall apply to the Option Closing with “Time of Closing” read as “Time of Option Closing”, “Closing Date” read as “Option Closing Date”.

9.5    On the Closing and on the Option Closing, if applicable, the Corporation shall issue and deliver to the Underwriters the Base Shares and the Additional Shares, if applicable, through the facilities of the Depository Trust Company unless the Underwriters shall otherwise instruct.

9.6    If the Corporation has satisfied all of its obligations under this Agreement, on the Closing the Underwriters shall pay to the Corporation the gross proceeds of the sale of the Base Shares less the applicable Underwriters’ Commission and Underwriters’ Expenses.  If the Corporation has satisfied all of its obligations under this Agreement, on the Option Closing the Underwriters shall pay to the Corporation the gross proceeds of the sale of the Additional Shares less the applicable Underwriters’ Commission and Underwriters’ Expenses.

10.0	INDEMNITY

10.1    The Corporation shall protect, hold harmless and indemnify each of the Underwriters and their respective affiliates and their respective directors, officers, employees, shareholders, agents and each person who controls any Underwriter within the meaning of Section 15 of the U.S. Securities Act or Section 20 of the U.S. Exchange Act (as applicable) (collectively, the “Indemnified Parties” and, individually, an “Indemnified Party”) from and against all losses, claims, damages, liabilities, costs and expenses, including, without limitation, all amounts paid to settle actions or satisfy judgments or awards and all reasonable legal fees and expenses on a solicitor and own client basis (collectively, a “Claim”) caused by or arising directly or indirectly by reason of the transactions contemplated in this Agreement including, without limitation:

(a)
any breach by the Corporation of, or default under, any covenant or agreement of the Corporation in this Agreement which has not been waived by the Underwriters or any inaccuracy of any representation, warranty or any other document to be delivered pursuant hereto or the failure of the Corporation to comply with any of its obligations hereunder or thereunder;

(b)
any misrepresentation (as such term is defined in the Securities Act (British Columbia) or alleged misrepresentation in the Agreement, in the Canadian Prospectus (or any amendment or supplement thereto) or in any documents incorporated therein by reference (except facts or information relating solely to the Underwriters or any of them that has been provided in writing to the Corporation by or on behalf of any Underwriter through GMP specifically for inclusion therein);

(c)
any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or any untrue statement or alleged untrue statement of a material fact contained in the U.S. Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus, any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the 1933 Act or any “pricing disclosure package” (including any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except facts or information relating solely to the Underwriters or any of them that has been provided in writing to the Corporation by or on behalf of any Underwriter through GMP specifically for inclusion therein);

(d)
any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any court, securities regulatory authority or stock exchange or by any other competent authority, based upon any untrue statement, omission or misrepresentation or alleged untrue statement, omission or misrepresentation (except a statement, omission or misrepresentation provided in writing for inclusion in the Prospectus by GMP) contained in the Prospectuses, the Registration Statement or any Issuer Free Writing Prospectus, or any amendment or supplement thereto (including any Supplementary Material), which operates to prevent or restrict the trading in or the sale or distribution of the Shares;

(e)	the Corporation not complying prior to the completion of the distribution of the Shares with any requirement of any Applicable Securities Laws relating to the Offering;

(f)
any order made by any regulatory authority that trading in or distribution of any of the Corporation’s securities is to cease or be suspended, or that trading by the directors, officers or promoters of the Corporation, or any one of them, shall cease or be suspended, including an order prohibiting the trade or distribution of any of the securities referred to herein;

(g)
the failure or inability of the Corporation to allot, issue and deliver any or all of the certificates representing the Shares in a form and denomination satisfactory to the Underwriters at the time and place as the Underwriters may reasonably require for the completion of the transactions referred to herein; and

(h)
a determination made by any competent authority setting aside the trade or distribution of any of the securities referred to herein, other than as a result of a breach by any of the Underwriters of its covenants herein, and shall reimburse the Indemnified Parties for all reasonable costs, charges and expenses, as incurred, which any of them may pay or incur in connection with investigating or disputing any Claim or action related thereto including the fees and expenses of legal counsel on a solicitor and own client basis.

This indemnity shall be in addition to any liability which the Corporation may otherwise have.

10.2    Each Underwriter severally agrees to indemnify and hold harmless the Corporation, its directors, each of its officers who signed the Registration Statement and/or the Canadian Prospectus, and each person, if any, who controls the Corporation within the meaning of

Section 15 of the U.S. Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 10.1 of this section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, the Prospectuses or any Issuer Free Writing Prospectus (or in any amendment or supplement thereto, including any Supplementary Material) in reliance upon and in conformity with information furnished in writing to the Corporation by or on behalf of any Underwriter through GMP specifically for inclusion therein.

10.3    If any Claim contemplated by this Section 10.0 is asserted against any of the Indemnified Parties, or if any potential Claim contemplated by this Section 10.0 comes to the knowledge of any of the Indemnified Parties, the Indemnified Party concerned shall notify in writing the Corporation, as soon as reasonably practicable, of the nature of the Claim (provided that any failure to so notify in respect of any potential Claim shall not affect the liability of the Corporation under this Section 10.0, except to the extent that such delay prejudices the Corporation’s ability to contest such Claim).  The Corporation shall, subject to the following, be entitled (but not required) to assume the defence on behalf of the Indemnified Party of any suit brought to enforce the Claim; provided that the defence shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Party, acting reasonably, and no admission of liability shall be made by the Corporation without the prior written consent of the Indemnified Party.  An Indemnified Party shall have the right to employ separate counsel in any such suit and participate in its defence but the fees and expenses of that counsel shall be at the expense of the Indemnified Party unless:

(a)	the Corporation fails to assume the defence of the suit on behalf of the Indemnified Party within 10 days of receiving notice of the suit;

(b)	the employment of that counsel has been authorized in writing by the Corporation; or

(c)
the named parties to the suit (including any added or third parties) include the Corporation, and the Indemnified Party has been advised in writing by its outside counsel that representation of the Indemnified Party by counsel for the Corporation is inappropriate as a result of the potential or actual conflicting interests of those represented;

(in each of the cases set out in Section 10.3(a), (b) or (c), the Corporation shall not have the right to assume the defence of the suit on behalf of the Indemnified Party, but the Corporation shall be liable to pay the reasonable fees and expenses of separate counsel for all Indemnified Parties and, in addition, of local counsel in each applicable jurisdiction on a solicitor and own client basis). Notwithstanding the foregoing, no settlement may be made by an Indemnified Party without the prior written consent of the Corporation, which consent shall not be unreasonably withheld.

10.4    The Corporation hereby acknowledges and agrees that, with respect to this Section 10.0, the Underwriters are contracting on their own behalf and as agents for their affiliates, directors, officers, employees and agents and their respective affiliates, directors, officers, employees and agents (collectively, the “Beneficiaries”).  In this regard, each of the Underwriters shall act as trustee for the Beneficiaries of the covenants of the Corporation under this Section 10.0 with respect to the Beneficiaries and accept these trusts and will hold and enforce those covenants on behalf of the Beneficiaries.

10.5    In order to provide for just and equitable contribution in circumstances in which an indemnity provided in Section 10.0 would otherwise be available in accordance with its terms but is, for any reason not solely attributable to any one or more of the Indemnified Parties, held to be unavailable to or unenforceable by the Indemnified Parties or enforceable otherwise than in accordance with its terms, the Underwriters and the Corporation, as the case may be, shall contribute to the aggregate of all Claims (other than losses of profits in connection with the distribution of the Shares) of the nature contemplated in Section 10.0 and suffered or incurred by the Indemnified Parties in proportions reflective of the relative benefits received by the Corporation and any Indemnified Party, as well as their relative fault and any other relevant equitable considerations, as determined by a court of competent jurisdiction; provided that the Underwriters shall not in any event be liable to contribute, in the aggregate, any amount in excess of the Underwriters’ Commission or any portion actually received.

10.6    No party that has been determined by a court of competent jurisdiction in a final judgement to be guilty of fraud or fraudulent misrepresentation shall be entitled to claim indemnification under this Section 10.0 or contribution under Section 10.5 from any person who has not been so determined to be guilty of such fraud or fraudulent misrepresentation.

10.7    The rights to contribution provided in this section shall be in addition to and not in derogation of any other right to contribution which the Indemnified Parties may have by statute or otherwise at law provided that Section 10.5 shall apply, mutatis mutandis, in respect of that other right.

10.8    The obligations under this Section 10.0 shall apply whether or not the transactions contemplated by this Agreement are completed and shall survive the completion of the transactions contemplated under this Agreement and the termination of this Agreement.

11.0	TERMINATION OF AGREEMENT

11.1 In addition to any other remedies which may be available to the Underwriters, this Agreement and any subscriptions for Shares received by the Underwriters may be terminated by the Underwriters (or any one of them) upon delivery of written notice from any Underwriter to the Corporation at any time up to the Closing of the Offering in any of the following events:

(a)
any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, threatened or announced, or any order is issued by any governmental authority or by any official of any stock exchange (except any such proceeding or order based solely upon the activities of the Underwriters), or any law or regulation is promulgated, changed or announced, or any change or proposed change in the income tax laws of Canada, or the interpretation or administration thereof, is announced, which in the opinion of an Underwriter (or any one of them), acting reasonably, is expected to prevent or restrict the trading in or the distribution of the common shares or any other securities of the Corporation or would be expected to have a material adverse effect on the market price or value of the common shares or any other securities of the Corporation;

(b)
there shall occur any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or ownership of the Corporation or any of its related entities (taken as a whole) or any change in any material fact, or an Underwriter becomes aware of any undisclosed material information which, in the opinion of the Underwriters (or any one of them), acting reasonably, could be expected to have a material adverse effect on the market price or value of the common shares or any other securities of the Corporation;

(c)
there shall develop, occur or come into effect or existence, or be announced, any event, action, state, condition or occurrence of national or international consequence or any law, action, regulation or other occurrence of any nature whatsoever which, in the opinion of the Underwriters (or any one of them), acting reasonably, materially adversely affects or involves, or is expected to materially adversely affect or involve, the financial markets generally or the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or ownership of the Corporation or any of its related entities (taken as a whole);

(d)
the Corporation or any of its related entities (taken as a whole) shall be in breach of, default under or noncompliance with any material representation, warranty, term or condition of this agreement; or

(e)	if there is a failure by the Corporation, or otherwise, of the satisfaction of any of the conditions precedent set out in Section 8.0 of this Agreement.

The right of the Underwriters to terminate this Agreement is in addition to such other remedies any of the purchasers may have in respect of any default, misrepresentation, act or failure to act of the Corporation in respect of any of the transactions contemplated by this Agreement.

11.2   Any termination under Section 11.1 shall be effected by notice in writing to the Corporation at any time prior to the Time of Closing. In the event of any such termination, there shall be no further liability on the part of the terminating Underwriter(s) to the Corporation or on the part of the Corporation to the terminating Underwriter(s), except in respect of any liability which may have arisen prior to or arise after such termination under Sections 6.0 and 10.0.

11.3 The Corporation shall pay the Underwriters’ Expenses in the event of termination as set out in Section 11.1.

12.0	GENERAL

12.1 Any notice to be given hereunder shall be in writing and may be given by facsimile or by hand delivery and shall, in the case of notice to the Corporation, be addressed and sent by facsimile or delivered to:

Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, Colorado
USA  80127

Attention:                Mr. Frederick H. Earnest, President and Chief Operating Officer
Fax No.:                    (720) 981-1186

with a copy to:

Borden Ladner Gervais LLP
Suite 1200, Waterfront Centre
200 Burrard Street
Vancouver, British Columbia  V7X 1T2

Attention:                Eric Doherty
Fax No.:                    (604) 622-5893

Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario  M5J 2S1

Attention:                Kenneth G. Sam
Fax No.:                    (416) 367-7373

and in the case of the Underwriters, be addressed and sent by facsimile or delivered to:

GMP Securities L.P.
145 King Street West, Suite 300
Toronto, Ontario  M5H 1J8

Attention:                Doug Bell
Fax No.:                    (416) 367-8164

Wellington West Capital Markets Inc.
145 King Street West, Suite 700
Toronto, Ontario  M5H 1J8

Attention:                William Washington
Fax No.:                    (416) 642-1910

with a copy to:

Fraser Milner Casgrain LLP
20th Floor, 250 Howe Street
Vancouver, British Columbia  V6C 3R8

Attention:                Alan J. Hutchison
Fax No.:                    (604) 683-5214

Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street, Suite 1750
Toronto, Ontario  M5K 1J5

Attention:                Riccardo Leofanti
Fax No.:                    (416) 777-4747

The Corporation and the Underwriters may change their respective addresses for notice by notice given in the manner referred to above.

12.2    Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this Section 12.2 or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

12.3    The Corporation acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement is an arm's-length commercial transaction between the Corporation, on the one hand, and the Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of the Corporation, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favour of the Corporation with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Corporation on other matters) or any other obligation to the Corporation except the obligations expressly set forth in this Agreement and (iv) the Corporation has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Corporation agrees that it will not claim that any Underwriter has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Corporation, in connection with such transaction or the process leading thereto.

12.4    This Agreement constitutes the entire agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein and this Agreement supersedes any previous agreements, arrangements or understandings among the parties, including the engagement letter dated April 11, 2011.

12.5    The headings in this Agreement are for reference only and do not constitute terms of the Agreement.

12.6    The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing Date of this Agreement, shall survive the Closing Date of this Agreement.

12.7    No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by the parties directly affected by such alteration, amendment, modification or interpretation.

12.8    The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

12.9    This Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

12.10    This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia and the Canadian federal laws applicable therein.

12.11    The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

12.12    This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding and agreed to by you, please signify your acceptance on the accompanying counterparts of this letter and return same to the Underwriters whereupon this letter as so accepted shall constitute an agreement between the Corporation and the Underwriters enforceable in accordance with its terms.  Counterparts to this Agreement may be given by facsimile on emailed copy.

Yours truly,

GMP SECURITIES L.P.

Per:      ________________________________________
Authorized Signatory

WELLINGTON WEST CAPITAL MARKETS INC.

Per:      ________________________________________
Authorized Signatory

The foregoing is accepted and agreed to on the 12th day of April 2011.

VISTA GOLD CORP.

Per:      ________________________________________
Frederick H. Earnest
President and Chief Operating Officer